August 10, 2006
TRADING SYMBOLS:
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

U.S. GEOTHERMAL COMPLETES $34 MILLION PROJECT FINANCING

BOISE, Idaho, August 10, 2006 – U.S. Geothermal Inc. (OTCBB: UGTH, TSX-V: GTH) – U.S. Geothermal Inc., a Boise, Idaho based renewable energy company developing power from geothermal resources, announced today completion of $34 million in project financing for Phase 1 of its Raft River project. Phase 1 is expected to produce 10 MW of electrical power to be delivered to Idaho Power Company under a 20-year power purchase agreement.

Raft River Holdings I LLC will contribute $34 million in cash and U.S. Geothermal will contribute $5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC (“RRE”), the Phase 1 project joint venture company. The total Phase 1 remaining construction and development costs are expected to be $39 million for the installation of a binary cycle geothermal power project capable of producing 13 MW of power.

“We are pleased to have completed this financing to develop the important first phase at Raft River. We believe the real opportunity for our company is to establish a solid production capability from Phase 1 and, at the same time, proceed with initial development of our planned 26MW Phase 2”, said Daniel Kunz, President and CEO

U.S. Geothermal will provide operating and management services to RRE under a separate cost reimbursable plus fee service contract. U.S. Geothermal expects to receive annual cash distributions up to $1.1 million for the first four project years. Annual distributions thereafter are dependent on project performance and investment yields. U.S. Geothermal’s cash and income from RRE will come from three sources: royalty income from its energy leases, a management fee for providing operating and maintenance services, and income-related cash distributions from its investment in RRE.

In addition to any of the cash distributions from RRE referenced above, the expected U.S. Geothermal annual revenue from the recently announced renewable energy credit sales and a separate water rights lease is estimated to be approximately $0.4 million and $0.1 million year, respectively, for the first four years of the project.

The RRE financing applies only to Phase 1 of the Raft River development plan.

About US Geothermal

U.S. Geothermal Inc. (OTCBB: UGTH, TSX-V: GTH) is a renewable energy development company focused on geothermal energy initially in the Pacific Northwest. Please visit our website at www.usgeothermal.com.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Mike Journee
U.S. Geothermal Inc.	Scott Peyron & Associates, Inc.
Tel: 866-687-7059	Tel: 208-388-3800
Fax: 604-688-9895	Fax: 208-388-8898
saf@usgeothermal.com	mjournee@peyron.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements include statements concerning the proposed construction of the company’s planned geothermal power plant, the anticipated timing and performance of the project and the anticipated cash distributions. Forward looking statements are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described therein, including the risks that the geothermal resource will not provide sufficient energy, financing will not be available for construction of the power plant, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, among others. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US Securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The TSX Venture and OTC Bulletin Board exchanges do not accept responsibility for the adequacy of this release.